Exhibit 99.8

Competitive Companies, Inc. (CCI) Signs $1,000,000 Vendor Bridge Loan with Triple Play Telecom Inc. to Begin Marketing Its Proprietary IPTV Service Directed to America's Rural Heartland

RIVERSIDE, Calif., April 9 /PRNewswire-FirstCall/ -- Competitive Companies, Inc. (CCI) (OTC Bulletin Board: CCOP) has signed a vendor financing agreement worth $1,000,000 for the acquisition and marketing of IPTV services to be made available to six of its California apartment properties and eventually to America's rural heartland. This is a significant agreement allowing CCI to more effectively compete with other providers in this space while delivering improved technology and services says Ray Powers, President of CCI.

It is expected that test trials for the service will be available within 90 days which would include free testing of the technology prior to a service level commitment. The service will include more than 5,000 total HD channels with digital broadband Internet and low cost cell phone service available for every resident. CCI has committed to market ninety thousand IPTV services over the next 36 months representing more than $10,000,000 in revenues.

About Competitive Companies, Inc.

Competitive Companies, Inc. (CCI) is a Nevada Corporation with its principal offices in Riverside, California. The Company began operations in 1998 to provide telecommunication services of data, voice and video to multiple dwelling units (MDU's) throughout concentrated tier one market areas of the United States. As Congress passed 'open access' legislation to the MDU marketplace, larger and greater capitalized organizations made it exceedingly more difficult for the Company to compete. CCI expects to offer this new technology throughout rural communities of America's Heartland utilizing fiber optics and fixed wireless as its primary delivery choice. CCI has assembled a management team with collectively more than 30 years of telecommunications experience including RF engineering, software development, automation design and deployment, technical and customer support and direct design, development and deployment of wide area networks in rural communities. For more information on the company, please visit http://www.cci-us.com/.

About Triple Play Telecom

Triple Play Telecom is a wholly owned subsidiary of GlobalCom which provides wholesale cell service through AT&T, T-Mobile and Verizon. Triple Play was newly formed to manage the investment of a group from Costa Rica who is funding at least one initiative for the deployment of IPTV in the U.S. and beyond. The company was formed based on a proprietary protocol essential to the management of a broad based IP network. The software was developed by the President of Triple Play. The definition of triple play service is a marketing term for the provisioning of high-speed Internet access and television, and a narrowband service, telephony, over a single broadband connection.

Forward-Looking Statements:

This press release contains statements that are 'forward-looking' and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Generally, the words 'expect,' 'intend,' 'estimate,' 'will' and similar expressions identify forward-looking statements. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward-looking statements. Statements in this press release regarding the Company's business or proposed business, which are not historical facts, are 'forward-looking' statements that involve risks and uncertainties, such as estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.

SOURCE Competitive Companies, Inc.

Source: PR Newswire (April 9, 2009 - 7:53 PM EDT)

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